Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Calyxt, Inc. for the registration of common stock underlying outstanding warrants and to the incorporation by reference therein of our report dated March 3, 2022, with respect to the consolidated financial statements of Calyxt, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

July 22, 2022